Exhibit 99.1
Crescent Energy Reports Third Quarter 2025 Results

Houston, November 3, 2025 – Crescent Energy Company (NYSE: CRGY) ("Crescent" or the "Company"), today announced financial and operating results for the third quarter of 2025. A supplemental slide deck can be found at www.crescentenergyco.com. The Company plans to host a conference call and webcast at 10 a.m. CT on Tuesday, November 4, 2025. Details can be found in this release.

Third Quarter 2025 Highlights
–Delivered robust financial performance with all key metrics meeting or exceeding expectations
–Generated $473 million in Operating Cash Flow and $204 million in Levered Free Cash Flow(1)
–Enhanced 2025 guidance for second consecutive quarter, resulting in incremental free cash flow
–Drove continued Eagle Ford capital efficiencies, with increased well productivity alongside 15% savings in drilling, completion and facilities costs per foot compared to 2024
–Announced the accretive acquisition of Vital Energy, Inc. ("Vital Energy") for approximately $3.1 billion in an all-stock transaction, establishing Crescent as a top 10 independent U.S. oil and gas producer
–Successfully executed non-core divestiture program, signing agreements for more than $700 million of accretive non-core divestitures, strengthening the pro forma company with improved margins and accelerated debt repayment; executed agreements for more than $800 million of divestitures YTD
–Strengthened the balance sheet with approximately $150 million of debt repayment and an opportunistic refinancing to extend maturities and reduce interest expense; expanded the borrowing base by 50% to $3.9 billion with a 10% reduction in the pricing grid, capturing $12 million in cost-of-capital synergies ahead of the closing of the Vital Energy acquisition

"It was another impressive quarter of execution for our business. Our investing and operating performance highlights that we continue to do what we say we will do," said Crescent CEO David Rockecharlie. "The combination of our continued operational performance, our Vital acquisition and our successful divestiture program positions Crescent with more scale, more focus and an even greater opportunity than ever before.”

Third Quarter Financial and Operating Results
Third quarter production averaged 253 MBoe/d (approximately 41% oil and 58% liquids), with 103 Mbo/d of oil production. The Company drilled 16 gross operated wells (all in the Eagle Ford), brought online 31 gross operated wells (all in the Eagle Ford) and incurred capital expenditures (excluding acquisitions) of $205 million during the quarter.

Crescent reported $10 million of net loss and $88 million of Adjusted Net Income(1) in the third quarter. The Company generated $487 million of Adjusted EBITDAX(1), $473 million of Operating Cash Flow and $204 million of Levered Free Cash Flow(1) for the period, supported by disciplined capital spending and strong operational execution.

Acquisitions and Divestitures
On July 31, 2025, Crescent closed on an accretive acquisition of complementary minerals assets for approximately $72 million, further scaling Crescent's existing mineral portfolio.

On August 25, 2025, Crescent announced the acquisition of Vital Energy for approximately $3.1 billion, inclusive of Vital's net debt, through an all-stock transaction that is accretive across all key metrics, delivering immediate and sustainable value for shareholders. The transaction is expected to close in late fourth quarter of 2025.

Year-to-date, Crescent has executed agreements for non-core divestitures totaling more than $800 million. In September and October 2025, Crescent signed more than $700 million in accretive non-core divestitures, including the whole of Crescent's Barnett, conventional Rockies and Mid-Continent positions. These transactions are expected to close by year-end. With these asset sales, Crescent has successfully executed its non-core divestiture program announced alongside the Vital Energy acquisition announcement, demonstrating the Company's commitment to continually evaluate opportunities to enhance the portfolio, simplify the business and deliver value for investors.

Enhanced 2025 Outlook
Relative to its original 2025 outlook, the Company improved its 2025 capital outlook by approximately 4%, maintaining the same production over the specified period when adjusted for the impact of divestitures. This improvement reflects continued operational efficiencies.

	Original Outlook	Q1 Guidance	Q2 Guidance	Q3 Guidance	% Uplift (vs. Original Guide)
Capital Expenditures ($ MM)	$925 - $1,025	$925 - $1,025	$910 - $990	$910 - $970	(4%)

Note: All amounts are approximations based on currently available information and estimates and are subject to change based on events and circumstances after the date hereof. Please see “Cautionary Statement Regarding Forward-Looking Information.”

Shareholder Return
Crescent's long-standing return of capital strategy includes a fixed dividend and a previously authorized share buyback program for the repurchase of up to $150 million of shares (the "Share Repurchase Program"). For the third quarter of 2025, the Company's Board of Directors (the "Board") approved a cash dividend of $0.12 per share. The third quarter dividend is payable on December 1, 2025, to shareholders of record as of the close of business on November 17, 2025. Any payment of future dividends is subject to Board approval and other factors.

During 2025, Crescent has opportunistically repurchased approximately $33 million of shares of Class A common stock, with approximately $86 million of availability remaining under the Share Repurchase Program. Repurchases of shares of the Company's Class A common stock under the Share Repurchase Program may be made by the Company from time to time in the open market, in a privately negotiated transaction, through purchases made in accordance with Rule 10b5-1 of the Exchange Act or by such other means as will comply with applicable state and federal securities laws. The timing of any such repurchases will depend on market conditions, contractual limitations and other considerations. The program may be extended, modified, suspended or discontinued at any time, and does not obligate the Company to repurchase any dollar amount or number of shares.

Conference Call Information
Crescent plans to host a conference call to discuss its third quarter of 2025 financial and operating results at 10 a.m. CT on Tuesday, November 4, 2025. Complete details are below. A webcast replay will be available on the website following the call.

Date: Tuesday, November 4, 2025
Time: 10 a.m. CT (11 a.m. ET)
Conference Dial-In: 877-407-0989 / 201-389-0921 (Domestic / International)
Webcast Link: www.crescentenergyco.com

About Crescent Energy Company
Crescent is a differentiated U.S. energy company committed to delivering value for shareholders through a disciplined growth through acquisition strategy and consistent return of capital. Our long-life, balanced portfolio combines stable cash flows from low-decline production with deep, high-quality development inventory. The Company's investing and operating activities are focused in Texas and the Rocky Mountain region. For additional information, please visit www.crescentenergyco.com.

No Offer or Solicitation
This communication relates to a proposed business combination transaction (the “Transaction”) between Crescent and Vital Energy. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the Transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

Important Additional Information About the Transaction
In connection with the Transaction, Crescent filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-290422) that includes a preliminary joint proxy statement of Crescent and Vital Energy and a prospectus of Crescent. The registration statement has not been declared effective by the SEC nor has it become effective pursuant to the Securities Act, and the information contained in the preliminary joint proxy statement/prospectus is not complete and may be changed. The Transaction will be submitted to Crescent’s stockholders and Vital Energy’s stockholders for their consideration. Crescent and Vital Energy may also file other documents with the SEC regarding the Transaction. The definitive joint proxy statement/prospectus will be sent to the stockholders of Crescent and Vital Energy. This document is not a substitute for the registration statement that has been, and joint proxy statement/prospectus that will be, filed with the SEC or any other documents that Crescent or Vital Energy may file with the SEC or send to stockholders of Crescent or Vital Energy in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF CRESCENT AND VITAL ENERGY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED

WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.

Investors and security holders can obtain free copies of the registration statement and will be able to obtain free copies of the joint proxy statement/prospectus (when available) and all other documents filed or that will be filed with the SEC by Crescent or Vital Energy through the website maintained by the SEC at https://www.sec.gov. Copies of documents filed with the SEC by Crescent are made available free of charge on Crescent’s website at https://crescentenergyco.com/investors, or by directing a request to Investor Relations, Crescent Energy Company, 600 Travis Street, Suite 7200, Houston, TX 77002, Tel. No. (713) 332-7001. Copies of documents filed with the SEC by Vital Energy are made available free of charge on Vital Energy’s website at https://vitalenergy.com under the Investors tab or by directing a request to Investor Relations, Vital Energy, Inc., 521 E. Second Street, Suite 1000, Tulsa, OK 74120, Tel. No. (918) 513-4570.

Participants in the Solicitation Regarding the Transaction
Crescent and Vital Energy and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect to the Transaction.

Information regarding Crescent’s executive officers and directors, including a description of their direct or indirect interests, by security holdings or otherwise, (i) is set forth in Crescent’s Annual Report on Form 10-K for the year ended December 31, 2024, including under Part III, Item 10. Directors, Executive Officers and Corporate Governance, Part III, Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters, and Part III, Item 13. Certain Relationships and Related Transactions, and Director Independence, which was filed with the SEC on February 26, 2025, and available at 3
https://www.sec.gov/Archives/edgar/data/1866175/000186617525000024/crgy-20241231.htm and (ii) to the extent holdings of Crescent’s securities by its directors or executive officers have changed since the amounts set forth in Crescent’s Annual Report on Form 10-K for the year ended December 31, 2024, such changes have been or will be reflected on Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4, or Annual Statement of Changes in Beneficial Ownership on Form 5 filed with the SEC, which are available at https://www.sec.gov/cgi-bin/own-disp?action=getissuer&CIK=0001866175. You can obtain a free copy of these documents at the SEC’s website at www.sec.gov or by accessing Crescent’s website at crescentenergyco.com.

Information regarding Vital Energy’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, (i) is set forth in Vital Energy’s definitive proxy statement for its 2025 Annual Meeting of Stockholders, including under the headings “Proposal One – Election of Three Class III Directors at the 2025 Annual Meeting”, “Proposal Three – Advisory Vote Approving the Compensation of Our Named Executive Officers”, “Stock Ownership Information”, and “Related Party Transactions”, which was filed with the SEC on April 10, 2025 and available at https://www.sec.gov/Archives/edgar/data/1528129/000152812925000071/vtle-20250409.htm and (ii) to the extent holdings of Vital Energy’s securities by the directors or executive officers have changed since the amounts set forth in Vital Energy’s definitive proxy statement for its 2025 Annual Meeting of Stockholders, such changes have been or will be reflected on Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4, or Annual Statement of Changes in Beneficial Ownership on Form 5 filed with the SEC, which are available at https://www.sec.gov/cgi-bin/own-disp?

action=getissuer&CIK=0001528129. You can obtain a free copy of these documents at the SEC’s website at https://www.sec.gov or by accessing Vital Energy’s website at vitalenergy.com.

Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the Transaction by reading the joint proxy statement/prospectus regarding the Transaction when it becomes available. You may obtain free copies of this document as described above.

Cautionary Statement Regarding Forward-Looking Statements
The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that Crescent or Vital Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the Transaction, the expected timing of completion of the Transaction, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities and anticipated future performance, Crescent's ability to close the divestitures in a timely manner or at all, and any future outlooks of Crescent. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the expected timing and likelihood of completion of the Transaction or the divestitures, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction that could reduce anticipated benefits or cause the parties to abandon the Transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that stockholders of Crescent may not approve the issuance of new shares of common stock in the Transaction or that stockholders of Vital Energy may not approve the merger agreement, the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the Transaction, the risk that any announcements relating to the Transaction could have adverse effects on the market price of Crescent’s common stock or Vital Energy’s common stock, the risk that the Transaction and its announcement could have an adverse effect on the ability of Crescent and Vital Energy to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk the pending Transaction could distract management of both entities and they will incur substantial costs, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or it may take longer than expected to achieve those synergies and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Crescent’s or Vital Energy’s control, including those detailed in Crescent’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on its website at www.crescentenergyco.com and on the SEC’s website at https://www.sec.gov, and those detailed in Vital Energy’s annual reports on Form 10-K, quarterly reports on Form

10-Q and current reports on Form 8-K that are available on Vital Energy’s website at www.vitalenergy.com and on the SEC’s website at https://www.sec.gov. The Company does not give any assurance (1) that it will achieve its expectations or (2) to any business strategies, earnings or revenue trends or future financial results. All forward-looking statements are based on assumptions that Crescent or Vital Energy believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and Crescent and Vital Energy undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Financial Presentation
In April 2025, we announced that our corporate structure had been simplified through the elimination of the Company’s Up-C structure (the “Corporate Simplification”) through the exercise by the holders of all remaining shares of Class B common stock of the Company of their redemption rights with respect to all of their economic, non-voting units of Crescent Energy OpCo LLC (“OpCo,” and such units, the “OpCo Units”). Prior to the Corporate Simplification, the compensation KKR Energy Assets Manager LLC (the “Manager”) is entitled to receive from the Company pursuant to a certain management agreement between the Company and the Manager (the Manager Compensation") was reduced proportionally by the percentage of OpCo Units held as redeemable noncontrolling interests, with such amount distributed concurrently to the holders of such redeemable noncontrolling interests. This cash distribution to the holders of redeemable noncontrolling interests did not represent additional Manager Compensation; rather, it represented an ordinary cash distribution to the holders of redeemable noncontrolling interests. In certain instances in our financial statements and other disclosures, we clarify the underlying event that requires us to make such distributions.

In our calculation of Adjusted EBITDAX and Levered Free Cash Flow for both (i) historical periods and (ii) periods for which we provide guidance, we reflected Manager Compensation as if 100% of OpCo were owned and managed by the Company to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management. After giving effect to the Corporate Simplification, the Company owns 100% of outstanding OpCo Units and no longer makes distributions to the holders of redeemable noncontrolling interests in OpCo.

Crescent Operational Summary

	For the three months ended
	September 30, 2025	September 30, 2024	June 30, 2025
Average daily net sales volumes:
Oil (MBbls/d)	103	86	108
Natural gas (MMcf/d)	631	554	644
NGLs (MBbls/d)	45	40	48
Total (MBoe/d)	253	219	263
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$63.07	$69.19	$61.47
Natural gas ($/Mcf)	2.49	1.55	2.71
NGLs ($/Bbl)	22.53	23.53	22.59
Total ($/Boe)	35.87	35.50	35.96
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)	$64.93	$66.93	$64.27
Natural gas ($/Mcf)	2.56	2.00	2.60
NGLs ($/Bbl)	22.57	23.56	22.48
Total ($/Boe)(3)	36.81	35.76	36.79
Expense (per Boe)
Operating expense	$16.65	$16.23	$16.31
Depreciation, depletion and amortization	12.84	12.50	12.42
General and administrative expense	3.20	7.93	5.21
Non-GAAP and other expense (per Boe)
Adjusted operating expense, excluding production and other taxes(1)(4)	$12.83	$12.57	$12.40
Production and other taxes	2.39	2.15	2.30
Adjusted Recurring Cash G&A(1)	1.33	1.13	1.22

Crescent Condensed Consolidated Income Statement

(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Revenues:
Oil	$596,288	$548,430	$1,818,435	$1,521,946
Natural gas	144,462	78,790	490,903	210,008
Natural gas liquids	92,589	87,253	298,306	221,103
Midstream and other	33,240	30,401	107,091	102,573
Total revenues	866,579	744,874	2,714,735	2,055,630
Expenses:
Lease operating expense	163,705	129,546	485,450	382,688
Workover expense	23,105	15,347	58,486	45,230
Asset operating expense	23,420	23,771	74,144	82,020
Gathering, transportation and marketing	93,427	89,405	304,789	224,825
Production and other taxes	55,430	43,171	170,917	106,759
Depreciation, depletion and amortization	298,450	251,498	878,079	640,444
Impairment of oil and natural gas properties	73,527	—	122,159	—
Exploration expense	1,002	14,565	6,882	14,758
Midstream and other operating expense	27,796	25,304	86,639	82,829
General and administrative expense	74,275	159,677	255,657	249,532
(Gain) loss on sale of assets	1,641	12	(11,131)	(19,437)
Total expenses	835,778	752,296	2,432,071	1,809,648
Income (loss) from operations	30,801	(7,422)	282,664	245,982
Other income (expense):
Gain (loss) on derivatives	55,702	96,881	163,259	(4,589)
Interest expense	(72,629)	(61,840)	(221,029)	(146,885)
Loss from extinguishment of debt	(29,248)	(36,513)	(29,248)	(59,095)
Other income (expense)	209	1,631	440	2,405
Income (loss) from equity affiliates	864	44	1,695	122
Total other income (expense)	(45,102)	203	(84,883)	(208,042)
Income (loss) before taxes	(14,301)	(7,219)	197,781	37,940
Income tax benefit (expense)	4,032	1,640	(39,638)	(5,678)
Net income (loss)	(10,269)	(5,579)	158,143	32,262
Less: net (income) loss attributable to noncontrolling interests	762	765	(2,526)	(916)
Less: net (income) loss attributable to redeemable noncontrolling interests	—	(5,131)	(14,050)	(27,912)
Net income (loss) attributable to Crescent	$(9,507)	$(9,945)	$141,567	$3,434
Net income (loss) per share:
Class A common stock – basic	$(0.04)	$(0.07)	$0.61	$0.03
Class A common stock – diluted	$(0.04)	$(0.07)	$0.60	$0.03
Class B common stock – basic and diluted	$—	$—	$—	$—
Weighted average shares outstanding:
Class A common stock – basic	254,621	146,620	233,261	117,749
Class A common stock – diluted	254,621	146,620	236,029	119,597
Class B common stock – basic and diluted	—	65,948	22,207	72,054

Crescent Condensed Consolidated Balance Sheet
(Unaudited)
	September 30, 2025	December 31, 2024
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$3,531	$132,818
Restricted cash	5,346	5,490
Accounts receivable, net	521,011	535,416
Accounts receivable – affiliates	3,633	6,856
Derivative assets – current	106,685	53,273
Prepaid expenses	44,859	42,595
Other current assets	17,645	11,640
Total current assets	702,710	788,088
Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	12,998,672	11,471,299
Unproved	376,362	374,306
Oil and natural gas properties at cost, successful efforts method	13,375,034	11,845,605
Field and other property and equipment, at cost	232,981	226,871
Total property, plant and equipment	13,608,015	12,072,476
Less: accumulated depreciation, depletion, amortization and impairment	(4,740,549)	(3,927,422)
Property, plant and equipment, net	8,867,466	8,145,054
Derivative assets – noncurrent	2,652	6,684
Investments in equity affiliates	13,766	13,810
Other assets	107,608	207,013
TOTAL ASSETS	$9,694,202	$9,160,649

Crescent Condensed Consolidated Balance Sheet
(Unaudited)
	September 30, 2025	December 31, 2024
	(in thousands, except share data)
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$762,136	$740,452
Accounts payable – affiliates	26,259	18,334
Derivative liabilities – current	6,719	2,698
Financing lease obligations – current	3,637	3,625
Other current liabilities	65,447	62,254
Total current liabilities	864,198	827,363
Long-term debt	3,221,409	3,049,255
Derivative liabilities – noncurrent	13,789	37,732
Asset retirement obligations	483,562	448,945
Deferred tax liability	564,442	370,329
Financing lease obligations – noncurrent	1,511	3,526
Other liabilities	66,410	55,539
Total liabilities	5,215,321	4,792,689
Commitments and contingencies (Note 9)
Redeemable noncontrolling interests	—	1,228,329
Equity:
Class A common stock, $0.0001 par value; 1,000,000,000 shares authorized, 261,179,607 and 189,505,209 shares issued, 254,631,591 and 187,070,725 shares outstanding as of September 30, 2025 and December 31, 2024, respectively	26	19
Class B common stock, $0.0001 par value; 500,000,000 shares authorized, 0 and 65,948,124 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	7
Preferred stock, $0.0001 par value; 500,000,000 shares authorized and 1,000 Series I preferred shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Treasury stock, at cost; 6,548,016 and 2,434,484 shares of Class A common stock as of September 30, 2025 and December 31, 2024, respectively	(66,316)	(32,430)
Additional paid-in capital	4,521,169	3,227,450
Retained earnings (accumulated deficit)	15,705	(64,751)
Noncontrolling interests	8,297	9,336
Total equity	4,478,881	3,139,631
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$9,694,202	$9,160,649

Crescent Condensed Consolidated Cash Flow Statement

(Unaudited)
	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:	(in thousands)
Net income (loss)	$158,143	$32,262
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	878,079	640,444
Impairment expense	122,159	—
Deferred tax expense (benefit)	36,832	(10,229)
(Gain) loss on derivatives	(163,259)	4,589
Net cash (paid) received on settlement of derivatives	31,038	(43,011)
Non-cash equity-based compensation expense	143,281	131,896
Amortization of debt issuance costs, premium and discount	11,161	9,781
Loss from debt extinguishment	29,248	59,095
(Gain) loss on sale of oil and natural gas properties	(11,131)	(19,437)
Settlement of acquired derivative contracts	49,580	26,291
Other	(28,248)	(27,750)
Changes in operating assets and liabilities:
Accounts receivable	19,917	143,868
Accounts receivable – affiliates	3,223	1,133
Prepaid and other current assets	(8,724)	(3,533)
Accounts payable and accrued liabilities	26,075	(90,960)
Accounts payable – affiliates	12,450	(27,233)
Other	(684)	11,446
Net cash provided by operating activities	1,309,140	838,652
Cash flows from investing activities:
Development of oil and natural gas properties	(691,373)	(467,545)
Acquisitions of oil and natural gas properties, net of cash acquired	(942,465)	(387,775)
Proceeds from the sale of oil and natural gas properties	114,799	29,685
Purchases of restricted investment securities – HTM	(16,158)	(5,332)
Maturities of restricted investment securities – HTM	16,168	5,400
Other	—	(8,809)
Net cash used in investing activities	(1,519,029)	(834,376)
Cash flows from financing activities:
Proceeds from the issuance of Senior Notes, after premium, discount and underwriting fees	591,750	1,679,125
Repurchase of Senior Notes, including extinguishment costs	(522,360)	(714,817)
Revolving Credit Facility borrowings	2,735,000	2,417,100
Revolving Credit Facility repayments	(2,663,000)	(1,868,300)
Payment of debt issuance costs	(6,319)	(26,637)
Repayments of debt acquired in SilverBow Merger, including extinguishment costs	—	(1,177,138)
Dividend to Class A common stock	(84,565)	(45,593)
Cash distributions to redeemable noncontrolling interests initiated by Class A common stock dividend	(7,560)	(24,099)
Cash distributions to redeemable noncontrolling interests initiated by Manager Compensation	(8,767)	(17,580)
Cash distributions to redeemable noncontrolling interests initiated by income taxes	(865)	(340)
Repurchase of redeemable noncontrolling interests related to 2024 Equity Transactions	—	(22,701)
Repurchase of redeemable noncontrolling interests	—	(8,809)
Noncontrolling interest distributions	(4,150)	(11,022)
Noncontrolling interest contributions	—	4,280
Cash paid for treasury stock acquired for equity-based compensation tax withholding	(58)	(7,536)
Repurchases of Class A common stock	(33,828)	(7,343)
Other	(2,846)	(3,525)
Net cash provided by (used in) financing activities	(7,568)	165,065
Net change in cash, cash equivalents and restricted cash	(217,457)	169,341
Cash, cash equivalents and restricted cash, beginning of period	240,908	8,729
Cash, cash equivalents and restricted cash, end of period	$23,451	$178,070

Reconciliation of Non-GAAP Measures
This release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP"). These non-GAAP measures include Adjusted EBITDAX, Levered Free Cash Flow, Adjusted Net Income, Adjusted Recurring Cash G&A, Adjusted Current Income Tax, Adjusted Dividends Paid and Net LTM Leverage. These supplemental non-GAAP performance measures are used by Crescent’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. These non-GAAP measures should be read in conjunction with the information contained in Crescent’s audited combined and consolidated financial statements prepared in accordance with GAAP.

Adjusted EBITDAX and Levered Free Cash Flow
We define Adjusted EBITDAX as net income (loss) before interest expense, loss from extinguishment of debt, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivatives, impairment expense, equity-based compensation, (gain) loss on sale of assets, other (income) expense and transaction and nonrecurring expenses. Additionally, we further subtract certain redeemable noncontrolling interest distributions made by OpCo and settlement of acquired derivative contracts. We included certain redeemable noncontrolling interest distributions made by OpCo to reflect Manager Compensation as if 100% of OpCo were owned and managed by the Company, to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management. After giving effect to the Corporate Simplification, the Company owns 100% of outstanding OpCo Units and no longer makes distributions to the holders of redeemable noncontrolling interests in OpCo.

Adjusted EBITDAX is not a measure of performance as determined by GAAP. We believe Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of our operating performance when compared against our peers, without regard to our financing methods, corporate form or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be identical to other similarly titled measures of other companies. In addition, our revolving credit facility (the "Revolving Credit Facility") and our outstanding senior notes (collectively, the "Senior Notes") include a calculation of Adjusted EBITDAX for purposes of covenant compliance.

We define Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding non-cash amortization of deferred financing costs, discounts, and premiums, loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, and premiums and SilverBow Merger (as defined below) transaction related costs, current income tax benefit (expense), tax-related redeemable noncontrolling interest distributions made by OpCo and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions.

Levered Free Cash Flow is not a measure of liquidity as determined by GAAP. Levered Free Cash Flow is a supplemental non-GAAP liquidity measure that is used by our management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Levered Free Cash Flow is a useful liquidity measure because it allows for an effective evaluation of our operating and financial performance and the ability of our operations to generate cash flow that is available to reduce leverage or distribute to our equity holders. Levered Free Cash Flow should not be considered as an alternative to, or more meaningful than, Net cash flow provided by operating activities as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure, or as an indicator of actual liquidity, operating performance or investing activities. Our computations of Levered Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX (non-GAAP) and Levered Free Cash Flow (non-GAAP) to net income (loss) and Levered Free Cash Flow (non-GAAP) to Net cash provided by operating activities, the most directly comparable financial measure, respectively, calculated in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Net income (loss)	$(10,269)	$(5,579)	$158,143	$32,262
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	72,629	61,840	221,029	146,885
Loss from extinguishment of debt	29,248	36,513	29,248	59,095
Income tax expense (benefit)	(4,032)	(1,640)	39,638	5,678
Depreciation, depletion and amortization	298,450	251,498	878,079	640,444
Exploration expense	1,002	14,565	6,882	14,758
Non-cash (gain) loss on derivatives	(33,859)	(91,672)	(132,221)	(38,422)
Impairment expense	73,527	—	122,159	—
Non-cash equity-based compensation expense	23,788	88,583	143,281	139,048
(Gain) loss on sale of assets	1,641	12	(11,131)	(19,437)
Other (income) expense	(209)	(1,631)	(440)	(2,405)
Certain RNCI Distributions made by OpCo	—	(4,656)	(4,242)	(15,438)
Transaction and nonrecurring expenses(5)	19,938	56,311	29,844	74,773
Settlement of acquired derivative contracts(6)	14,685	26,291	49,580	26,291
Adjusted EBITDAX (non-GAAP)	$486,539	$430,435	$1,529,849	$1,063,532
Adjustments to reconcile to Levered Free Cash Flow:
Interest expense, excluding non-cash amortization of deferred financing costs, discounts and premiums	(69,009)	(57,854)	(209,868)	(137,104)
Loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, premiums and SilverBow Merger transaction related costs	(22,360)	—	(22,360)	(14,817)
Current income tax benefit (expense)	14,680	(3,466)	(2,806)	(15,907)
Tax-related RNCI Contributions (Distributions) made by OpCo	(605)	(211)	(865)	(340)
Development of oil and natural gas properties	(204,778)	(211,215)	(677,031)	(524,618)
Levered Free Cash Flow (non-GAAP)	$204,467	$157,689	$616,919	$370,746

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Net cash provided by operating activities	$473,060	$367,956	$1,309,140	$838,652
Changes in operating assets and liabilities	(74,015)	(85,021)	(52,257)	(34,721)
Certain RNCI Distributions made by OpCo	—	(4,656)	(4,242)	(15,438)
Tax-related RNCI Contributions (Distributions) made by OpCo	(605)	(211)	(865)	(340)
Transaction and nonrecurring expenses(5)	19,938	56,311	29,844	74,773
Loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, premiums and SilverBow Merger transaction related costs	(22,360)	—	(22,360)	(14,817)
Other adjustments and operating activities	13,227	34,525	34,690	47,255
Development of oil and natural gas properties	(204,778)	(211,215)	(677,031)	(524,618)
Levered Free Cash Flow (non-GAAP)	$204,467	$157,689	$616,919	$370,746

Adjusted Net Income
Crescent defines Adjusted Net Income as net income (loss), adjusted for certain items. We included "Certain RNCI distributions made by OpCo" to reflect Manager Compensation as if 100% of OpCo were owned and managed by the Company, to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management. After giving effect to the Corporate Simplification, the Company owns 100% of outstanding OpCo Units and no longer makes distributions to the holders of redeemable noncontrolling interests in OpCo. Management believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income (loss).

The following table presents a reconciliation of Adjusted Net Income (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Net income (loss)	$(10,269)	$(5,579)	$158,143	$32,262
Unrealized (gain) loss on derivatives	(33,859)	(91,672)	(132,221)	(38,422)
Non-cash equity-based compensation expense	23,788	81,431	143,281	131,896
(Gain) loss on sale of assets	1,641	12	(11,131)	(19,437)
Certain RNCI Distributions made by OpCo	—	(4,656)	(4,242)	(15,438)
Tax-related RNCI Contributions (Distributions) made by OpCo	(605)	(211)	(865)	(340)
Transaction and nonrecurring expenses	19,938	56,311	29,844	74,773
Settlement of acquired derivative contracts	14,685	26,291	49,580	26,291
Impairment expense	73,527	—	122,159	—
Loss from extinguishment of debt	29,248	36,513	29,248	59,095
Tax effects of adjustments(7)	(29,762)	(16,468)	(47,881)	(30,281)
Adjusted Net Income (non-GAAP)	$88,332	$81,972	$335,915	$220,399
Adjusted EPS	$0.35	$0.39	$1.30	$1.15

Net LTM Leverage
Crescent defines Net LTM Leverage as the ratio of consolidated total debt to consolidated Adjusted EBITDAX as calculated under the credit agreement (the "Credit Agreement") governing the Revolving Credit Facility. Management believes Net LTM Leverage is a useful measurement because it takes into account the impact of acquisitions. For purposes of the Credit Agreement, (i) consolidated total debt is calculated as total principal amount of Senior Notes, net of unamortized discount, premium and issuance costs, plus borrowings on our Revolving Credit Facility and unreimbursed drawings under letters of credit, less cash and cash equivalents and (ii) consolidated Adjusted EBITDAX includes certain adjustments to account for EBITDAX contributions associated with acquisitions the Company has closed within the last twelve months. Adjusted EBITDAX is a non-GAAP financial measure.

	September 30, 2025
	Historical	Pro Forma(8)
	(in millions)
Total debt(9)	$3,221	$4,910
Less: cash and cash equivalents	(4)	(4)
Net Debt	$3,217	$4,906

LTM Adjusted EBITDAX for Leverage Ratio	2,184	3,421

Net LTM Leverage	1.5x	1.4x

Non-GAAP Measures Related to Up-C Structure
Adjusted Recurring Cash G&A

Crescent defines Adjusted Recurring Cash G&A as general and administrative expense, excluding equity-based compensation and transaction and nonrecurring expenses, and including cash distributions initiated by Manager Compensation. We included "Certain RNCI distributions made by OpCo" to reflect Manager Compensation as if 100% of OpCo were owned and managed by the Company, to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management. Management believes Adjusted Recurring Cash G&A is a useful performance measure because it excludes transaction and nonrecurring expenses and equity-based compensation and includes Manager Compensation as if 100% of OpCo were owned and managed by the Company to reflect consistent measures not impacted by the amount of OpCo's ownership under management, facilitating the ability for investors to compare Crescent's cash G&A expense against peer companies. After giving effect to the Corporate Simplification, the Company owns 100% of outstanding OpCo Units and no longer makes distributions to the holders of redeemable noncontrolling interests in OpCo. As discussed elsewhere, these adjustments are made to Adjusted EBITDAX and Levered Free Cash Flow for historical periods and periods for which we present guidance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
General and administrative expense	$74,275	$159,677	$255,657	$249,532
Less: Non-cash equity-based compensation expense	(23,788)	(88,583)	(143,281)	(139,048)
Less: transaction and nonrecurring expenses (G&A)(10)	(19,643)	(53,083)	(23,732)	(63,215)
Plus: Certain RNCI Distributions made by OpCo	—	4,656	4,242	15,438
Adjusted Recurring Cash G&A	$30,844	$22,667	$92,886	$62,707

Adjusted Current Income Tax
Crescent defines Adjusted Current Income Tax as current income tax provision (benefit) plus Tax RNCI Distributions (Contributions) made by OpCo. Management believes Adjusted Current Income Tax is a useful performance measure because it reflects as tax provision (benefit) the amount of cash distributed initiated by income taxes that is otherwise classified as redeemable noncontrolling interest distributions, facilitating the ability for investors to compare Crescent’s tax provision (benefit) against peer companies, and is included in the Company’s Levered Free Cash Flow calculation for historical periods and for periods for which guidance is provided.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Current income tax provision (benefit)(11)	$(14,680)	$3,466	$2,806	$15,907
Plus: Tax RNCI Distributions (Contributions) made by OpCo	605	211	865	340
Adjusted Current Income Tax	$(14,075)	$3,677	$3,671	$16,247

Adjusted Dividends Paid
Crescent defines Adjusted Dividends Paid as Dividend to Class A Common Stock plus Cash RNCI Distributions initiated by Class A common stock dividend. Management believes Adjusted Dividends Paid is a useful performance measure because it reflects the full amount of cash distributed for dividends that is otherwise classified as distributions to redeemable noncontrolling interests, facilitating the ability for investors to compare Crescent’s dividends paid against peer companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Dividend to Class A common stock	$30,554	$19,562	$84,565	$45,593
Plus: Cash RNCI Distributions initiated by Class A common stock dividend	—	7,911	7,560	24,099
Adjusted Dividends Paid	$30,554	$27,473	$92,125	$69,692

(1)Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Measures” above for discussion and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.
(2)Crescent does not provide reconciliation of this measure because the Company believes such reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items included in or excluded from the GAAP financial measure without reasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted. Non-GAAP forward-looking measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
(3)The realized price presented above does not include $14.7 million and $26.3 million received from the settlement of acquired oil, gas and natural gas liquids (NGL) derivative contracts for the three months ended September 30, 2025, and September 30, 2024, respectively. Total average realized prices, after effects of derivatives settlements, would have been $37.44 and $37.07/Boe for the three months ended September 30, 2025, and September 30, 2024, respectively.
(4)Adjusted operating expense excluding production and other taxes includes lease operating expense, workover expense, asset operating expense, gathering, transportation and marketing and midstream and other revenue net of expense.
(5)Transaction and nonrecurring expenses of $19.9 million and $29.8 million for the three and nine months ended September 30, 2025, respectively, were primarily related to the Transaction, Ridgemar Acquisition costs, transaction costs related to our divestitures, our acquisition of SilverBow Resources, Inc. (the "SilverBow Merger") and legal settlement costs. Transaction and nonrecurring expenses of $56.3 million and $74.8 million for the three and nine months ended September 30, 2024, respectively, were primarily related to our merger costs, capital markets transactions and integration expenses.
(6)Represents the settlement of certain oil, gas and NGL commodity derivative contracts acquired in connection with the SilverBow Merger.
(7)Tax effects of adjustments are calculated using our estimated blended statutory rate (after excluding noncontrolling interests) of approximately 23% and 21% for the three and nine months ended September 30, 2025 and approximately 16% and 14% for the three and nine months ended September 30, 2024, respectively.
(8)Pro forma for the Transaction and signed CRGY divestitures.
(9)Includes $50.6 million of unamortized discount, premium and issuance costs.
(10)Transaction and nonrecurring expenses (G&A) of $19.6 million and $23.7 million for the three and nine months ended September 30, 2025, respectively, were primarily related to the Transaction, Ridgemar Acquisition costs, transaction costs related to our divestitures, the SilverBow Merger and legal settlement costs. Transaction and nonrecurring expenses of $53.1 million and $63.2 million for the three and nine months ended September 30, 2024, respectively, were primarily related to merger costs, capital markets transactions and integration expenses.
(11)Current income tax provision (benefit) is the amount of income tax (benefit) expense recognized in our statements of operations for the three months ended September 30, 2025. Actual cash paid (refunded) for income taxes for the three months ended September 30, 2025 was a $1.6 million amount paid.

Company Contact
For additional information, please reach out to IR@crescentenergyco.com.